IDENTITY THEFT PREVENTION PROGRAM COMPLIANCE AGREEMENT

This Agreement dated as of this 24th day of October, 2016 is entered into by and among The Caldwell & Orkin Funds, Inc (the “Fund”) and Ultimus Fund Solutions, LLC, the Fund’s transfer agent (“Ultimus”).

WHEREAS, the Board of Directors of the Fund (the “Board”) has confirmed that Ultimus has adopted and implemented an Identity Theft Prevention Program in the form attached hereto (the “Program”); and

WHEREAS, the Fund desires to adopt the Program as its Identity Theft Prevention Program and to contractually delegate to Ultimus the implementation and operation of its Identity Theft Prevention Program; and

WHEREAS, the Board has taken affirmative steps, by reviewing the Program, to assure compliance with the Federal Trade Commission rules and guidelines implementing Section 114 of the Fair and Accurate Credit Transactions Act of 2003 (the “FTC Requirements”);

IT IS THEREFORE AGREED, that the implementation and operation of the Program with regard to the Fund is hereby delegated to Ultimus; and

IT IS FURTHER AGREED, that Ultimus hereby certifies, and will continue to certify annually, that the Fund has implemented a Program that complies with the FTC Requirements and will perform the specified requirements of the Program, and will report annually on the effectiveness of the Program, any incidents of identity theft and the responses thereto and any recommendations for material changes in the Program.

THE CALDWELL & ORKIN FUNDS, INC

By:	/s/ Michael B. Orkin
Michael B. Orkin
President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Robert Dorsey
Managing Director